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                               Exhibit 23(p)(16)
         Code of Ethics - Evergreen Investment Management Company, LLC

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Top of Form
FOR INTERNAL USE ONLY

CODE OF ETHICS

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC
EVERGREEN INVESTMENT SERVICES, INC.
J.L. KAPLAN ASSOCIATES, LLC

Effective February 1, 2005

EACH CAPITALIZED TERM SHALL HAVE THE MEANING PROVIDED IN SECTION V,
"DEFINITIONS."

As an Employee of any of the Covered Companies, you are required to read, understand and abide by this Code of Ethics, or Code. The Code contains affirmative requirements as well as prohibitions that you are required to adhere to in connection with securities transactions effected on your behalf and on behalf of clients (including the Evergreen Funds). Such requirements include, among other things, (i) notifying the Compliance Department upon establishing a personal securities account with a broker/dealer, (ii) in certain cases, obtaining permission prior to engaging in a personal securities transaction, and
(iii) reporting personal securities transactions to the Compliance Department.

All Employees are required to comply with applicable Federal Securities Laws. The Federal Securities Laws have been adopted to prevent and punish activities such as insider trading, front-running, portfolio pumping and window dressing, among others. Certain prohibitions set forth below are intended to have the effect of ensuring compliance with applicable Federal Securities Laws, but such prohibitions shall in no way limit or supersede the general requirement to comply with applicable Federal Securities Laws. FAILURE TO ADHERE TO THE CODE COULD RESULT IN SANCTIONS, INCLUDING DISMISSAL FROM EMPLOYMENT, AND COULD ALSO IN CERTAIN CASES EXPOSE YOU TO CIVIL OR CRIMINAL PENALTIES SUCH AS FINES AND/OR IMPRISONMENT.

No written code of ethics can explicitly cover every situation that possibly may arise. Even in situations not expressly described, the Code and your fiduciary obligations generally require you to put the interests of your clients ahead of your own. In the interests of the Covered Companies and their clients, the Code of Ethics Compliance Officer and/or a Covered Company's Chief Compliance Officer may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety. If you have any questions regarding the appropriateness of any action under this Code or under your fiduciary duties generally, you should contact the Code of Ethics Compliance Officer, the appropriate Chief Compliance Officer or the General Counsel to discuss the matter before taking the action in question. Similarly, you should consult with the Compliance Department or an attorney in Evergreen's legal department if you have any questions concerning the meaning or interpretation of any provision of the Code.

Finally, as an employee of Wachovia Corporation or one of its divisions or subsidiaries, you should consult Wachovia Corporation's Code of Conduct and Ethics contained in your Employee Handbook.

I. PROHIBITED ACTIVITIES.

A. No Employee shall engage in any Security transactions, activity or relationship that creates or has the appearance of creating a conflict of interest (financial or other) between the Employee and a Covered Company or a Client Account. Each Employee shall always place the financial and business interests of the Covered Companies and Client Accounts before his or her own personal financial and business interests.

B. No Employee shall:

(1) employ any device, scheme or artifice to defraud a Client Account;

(2) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client Account;

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(3) engage in any fraudulent, deceptive or manipulative practice with respect to a Client Account; or

(4) engage in any transaction that may give the appearance of impropriety.

C. No Employee shall purchase or sell, directly or indirectly, any Security (including for the sake of clarification, shares issued by Reportable Funds) for any Personal Account, any Client Account, the account of a Covered Company, or any other account, while in possession of Inside Information concerning that Security or the issuer without the prior written approval of (1) the Code of Ethics Compliance Officer, (2) the General Counsel and (3) per Wachovia Corporation's Code of Conduct and Ethics, Wachovia Corporation's Conflict of Interest Committee, which approval shall specifically determine that such trading would not constitute an improper use of such Inside Information. Employees possessing Inside Information shall take reasonable precautions to ensure that such information is not disseminated beyond those Employees with a need to know such information. For the sake of clarification, Inside Information may include information about important events involving the Reportable Funds, such as, but not limited to, changes in the portfolio management team for a Reportable Fund or any planned merger or liquidation of a Reportable Fund. Any questions should be directed to the Code of Ethics Compliance Officer, the appropriate Chief Compliance Officer or the General Counsel.

D. No Employee shall recommend or cause a Covered Company or Client Account to take action or refrain from taking action for the Employee's own personal benefit. E. (1) No Employee shall purchase or sell any Security for any Personal Account if he or she knows such Security (a) is being purchased or sold for any Covered Company or Client Account or (b) is being actively considered for purchase or sale by any Covered Company or Client Account.

(2) A Covered Company shall not purchase or sell any Security for its own account if the Employee making such purchase or sale knows such Security (a) is being purchased or sold for any Client Account or (b) is being actively considered for purchase or sale by any Client Account.

The prohibitions contained in Section I.E(1) and I.E(2) shall not apply to:

(i) purchases pursuant to a dividend reinvestment program (DRIP) or purchases based upon preexisting status as a security holder, policyholder or depositor;

(ii) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;

(iii) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within 10 days prior to the call; and

(iv) transactions previously approved in writing by the Code of Ethics Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security.

F. No Employee shall purchase a Security for any Personal Account in an initial public offering, except for initial public offerings where the individual has a right to purchase the Security based on a preexisting status as a security holder, policy holder or depositor and initial public offerings where the Employee qualifies for participation in a "friends and family" program in connection with the offering. No Access Person who has a right to purchase a Security in an initial public offering based on a preexisting status as a security holder, policy holder or depositor and wishes to purchase the Security, or wishes to purchase a Security in an initial public offering through a "friends and family" program, may purchase a Security for any Personal Account in an initial public offering without prior written approval of the Code of Ethics Compliance Officer. In considering whether to grant such approval, the Code of Ethics Compliance Officer will consider whether the purchase would harm or otherwise be adverse to the interests of any Client Account.

G. No Employee shall maintain or open a brokerage account constituting a Personal Account unless duplicate confirmations and statements of all account activity are forwarded to the Compliance Department.

H. No Employee shall use any Derivative to evade the restrictions of this Code of Ethics.

I. No Investment Person shall be a director of a publicly traded company other than Wachovia Corporation without prior written approval of the Code of Ethics Compliance Officer. Approval generally will not be granted.

J. No Access Person shall make investments for any Personal Account in any investment club without prior written approval from the Code of Ethics Compliance Officer.

K. No Access Person may purchase a Security for any Personal Account in a private offering without prior written approval of the person's Chief Investment Officer and the Code of Ethics Compliance Officer. In considering whether to grant such approval, the Chief Investment Officer and Code of Ethics Compliance Officer will consider several factors, including but not limited to:

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(1) whether the investment opportunity should be reserved for a Client Account;
and

(2) whether the opportunity is being offered to the Access Person by virtue of his or her position with respect to a Client Account or a Covered Company.

If approval is granted, the Access Person must disclose the investment to the appropriate Chief Investment Officer before participating in any way in any decision as to whether a Client Account should invest in such Security or in another Security issued by the same issuer. In such circumstances, the Chief Investment Officer will conduct a review by investment personnel with no interest in the issuer prior to a purchase on behalf of a Client Account. The Compliance Department shall retain a record of this approval and the rationale supporting it.

L. Without prior written approval from the Code of Ethics Compliance Officer, no Access Person may offer investment advice with respect to, or manage, any account or portfolio (other than a Client Account) of which the Access Person does not have Beneficial Ownership.

M. No Investment Person may profit from the purchase and sale or sale and purchase of the same (or equivalent) Securities (other than Securities issued by Wachovia Corporation) in a Personal Account within 60 calendar days. Any resulting profits will be disgorged as instructed by the Code of Ethics Compliance Officer.

N. No Investment Person may buy or sell a Security for any Personal Account within seven calendar days before or after a Client Account, except for:

(1) purchases pursuant to a dividend reinvestment program (DRIP) or purchases based upon preexisting status as a security holder, policyholder or depositor;

(2) purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities, and the sale of such rights;

(3) transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within ten days prior to the call; and

(4) transactions previously approved in writing by the Code of Ethics Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security or otherwise.

Any related profits from such transaction will be disgorged as instructed by the Code of Ethics Compliance Officer.

O. No Employee shall, directly or indirectly, in connection with any purchase or sale of any Security by a Client Account or a Covered Company or in connection with the business of a Client Account or a Covered Company, accept or receive from a third party any gift or other thing of more than de minimis value (for purposes of this Code, anything with a value in excess of $100), other than (1) business entertainment such as meals and sporting events involving no more than ordinary amenities and (2) unsolicited advertising or promotional materials that are generally available. An Employee also should consult Wachovia Corporation's Code of Conduct and Ethics relating to acceptance of gifts from customers and suppliers. An Employee shall refer questions regarding the permissibility of accepting items of more than de minimis value to the Code of Ethics Compliance Officer.

P. No Investment Person shall sell any shares of any open-end Reportable Fund held in a Personal Account, other than a money market fund, prior to six months from date of purchase (unless the purchase or sale was pursuant to a systematic investment plan or program). Exceptions to this requirement may only be made by the Code of Ethics Compliance Officer, who will report any such exception to the Evergreen Funds' Board of Trustees.

Q. No Employee who is not an Investment Person shall sell any shares of any open-end Reportable Fund held in a Personal Account, other than a money market fund, prior to 90 days from date of purchase (unless the purchase or sale was pursuant to a systematic investment plan or program). Exceptions to this requirement may only be made by the Code of Ethics Compliance Officer, who will report any such exception to the Evergreen Funds' Board of Trustees.

R. All individuals subject to this Code of Ethics shall maintain any open-end Evergreen Fund position of which they have Beneficial Ownership, other than positions held through a Wachovia Corporation retirement plan or other retirement plan (for example, a retirement plan of a spouse's then-current employer) approved by the Code of Ethics Compliance Officer, directly with Evergreen Service Company, LLC (transfer agent for the Evergreen Funds) or Wachovia Securities, LLC.

S. "Good till canceled" and "limit" orders are forbidden for all Access Persons except with respect to transactions excluded from the pre-clearance requirement pursuant to Section II.B(1) or II.B(2) below.

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T. No Employee shall participate in a tender offer made by a closed-end
Reportable Fund under the terms of which the number of shares to be purchased is limited to less than the outstanding shares of such closed-end Reportable Fund.

II. PRE-CLEARING PERSONAL TRADES

A. Only Access Persons are subject to the pre-clearance requirement set forth in this Section II. Investments that are not Securities as defined in this Code are not subject to the pre-clearance requirement set forth in this Section II. No Access Person may engage in a Securities transaction (other than a transaction described in Section II.B below) involving a Personal Account unless he or she has first completed a Personalized Trade Authorization Form (PTAF). A trade cannot be completed unless the Compliance Department has provided approval or the transaction is excluded from the pre-clearance requirement pursuant to
Section II.B below. Any approval by the Compliance Department shall only be valid until the end of the next trading day. The time allotment is limited to the actual time of purchase or sale of the Security. If execution of the trade does not take place by the end of the next trading day, then another PTAF must be completed and approved. "Good till canceled" and "limit" orders are forbidden for all Access Persons except with respect to transactions excluded from the pre-clearance requirement pursuant to Section II.B(1) or II.B(2) below.

B. The following transactions are excluded from the pre-clearance requirement:

(1) Any transactions in Securities traded on a national securities exchange or NASDAQ with an aggregate amount equal to or less than the lesser of (a) 500 shares or (b) $25,000 for a particular Security within a seven calendar day window.

(2) Any transactions in fixed income Securities, including corporate, municipal and foreign bonds, in an aggregate amount of $50,000 par value or less for a particular Security within a seven calendar day window.

THE EXCLUSIONS IN SECTIONS II.B(1) AND II.B(2) ARE NOT VALID FOR AN INVESTMENT PERSON WHO HAS KNOWLEDGE OF RECENT PURCHASES AND SALES OF THE SAME SECURITY WITHIN ANY CLIENT ACCOUNT.

(3) Transactions in exchange traded funds. For the sake of clarity, many exchange traded funds are registered open-end investment companies and thus would not be included in the definition of "Security" for purposes of this Code; however, other exchange traded funds are unit investment trusts and thus not explicitly excluded from the definition of "Security" for purposes of this Code. Although unit investment trusts that invest exclusively in open-end investment companies are excluded from the definition of "Security," unit investment trusts that are exchange traded funds typically do not invest exclusively in open-end investment companies and therefore typically will not be excluded.

(4) Transactions in Reportable Funds.

(5) Transactions in 529 Plans.

(6) Purchases pursuant to a dividend reinvestment program (DRIP) or purchases based upon preexisting status as a security holder, policy holder or depositor.

(7) Purchases of Securities through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities (except for purchases of such Securities in an initial public offering, which requires pre-clearance pursuant to Section I.F), and the sale of such rights.

(8) Transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within ten days prior to the call.

(9) Transactions in Securities issued by Wachovia Corporation.

(10) Transactions by an Investment Person in a Security that all Client Accounts for which the person makes or executes investment decisions or recommendations are prohibited under their investment guidelines from purchasing.

(11) Transactions previously approved in writing by the Code of Ethics Compliance Officer that have been determined not to be harmful to any Client Account because of the volume of trading in the Security or otherwise.

Notwithstanding the exclusions from the pre-clearance requirement set forth in this Section II.B, all transactions that are excluded from the pre-clearance requirement pursuant to Section II.B(1), II.B(2) or II.B(3) must be entered into the StarCompliance system on a PTAF within 24 hours of execution.

C. All Employees should consult Wachovia Corporation's Code of Conduct and Ethics regarding the permissibility of investing in other financial institutions.

III. REPORTING REQUIREMENTS

A. The Covered Companies are required to provide every Employee with a copy of this Code of Ethics and all

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amendments thereto. Each quarter, every Employee must complete an acknowledgment
(in electronic or written form) stating that he or she has received and reviewed and will comply with this Code of Ethics. New Employees must read the Code and complete the acknowledgment within 30 days of employment.

B. Each Employee shall be responsible for ensuring that every broker with whom he or she transacts for any Personal Account provides duplicate confirmations and statements for all purchases and sales of Securities to:

Evergreen Investments
Compliance Department
200 Berkeley Street, 23rd Floor
Boston, MA 02116

If an Employee encounters a problem in complying with this provision, he or she shall notify the Compliance Department immediately and may be required to close such Personal Account.

C. Each Employee who is not an Investment Person or Access Person must report all Security transactions for his or her Personal Account annually for each year ending December 31 by the following January 31 for calendar year 2005 and February 14 for each subsequent year (the information being current as of the date the report is submitted); provided, however, Security transactions need not be separately reported under this paragraph if copies of broker confirmations for the transaction or account statements reflecting the transactions are forwarded to the Compliance Department during the course of the year or within 30 calendar days after the end of the applicable calendar quarter.

D. Each Access Person and Investment Person must report all Securities holdings in all Personal Accounts upon commencement of employment (or within ten days of becoming an Access Person, in either case the information being current as of the date the report is submitted) and thereafter annually, for each year ending December 31 by the following January 31 for calendar year 2005 and February 14 for each subsequent year (the information being current as of the date the report is submitted).

E. Each Access Person shall file with the Compliance Department within thirty calendar days after the end of each calendar quarter (March 31, June 30, September 30, December 31) a report listing each Security transaction (including those exempt from the pre-clearance requirements) effected during the quarter for any Personal Account; provided, however, a Security transaction need not be separately reported under this paragraph if a copy of a broker confirmation for the transaction or an account statement reflecting the transaction is forwarded to the Compliance Department within 30 calendar days after the end of the applicable calendar quarter.

F. Any Employee who becomes aware of any person trading on or communicating Inside Information (or contemplating such actions) must promptly report such event to (i) the appropriate Chief Compliance Officer or (ii) the Code of Ethics Compliance Officer or the General Counsel, who shall report such event to the appropriate Chief Compliance Officer.

G. Any Employee who becomes aware of any person violating this Code of Ethics must promptly report such event to (i) the appropriate Chief Compliance Officer or (ii) the Code of Ethics Compliance Officer or the General Counsel, who shall report such event to the appropriate Chief Compliance Officer.

IV. ENFORCEMENT

A. Review. The Code of Ethics Compliance Officer, the appropriate Chief Compliance Officer or his or her respective designee shall review reports filed under the Code of Ethics to determine whether any violation of the Code of Ethics may have occurred. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety.

B. Investigation. The General Counsel shall investigate any substantive alleged violation of the Code of Ethics. An Employee allegedly involved in a violation of the Code of Ethics may be required to deliver to the General Counsel or his or her designee all tax returns involving any Personal Account or any Securities for which the Employee has Beneficial Ownership for all years requested. Failure to comply may result in termination.

C. Sanctions. In determining the sanctions to be imposed for a violation of this Code of Ethics, the following factors, among others, may be considered:

(1) the degree of willfulness of the violation;

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(2) the severity of the violation;

(3) the extent, if any, to which an Employee profited or benefited from the violation;

(4) the adverse effect, if any, of the violation on a Covered Company or a Client Account; and

(5) any history of prior violation of the Code.

The following sanctions, among others, may be considered:

(1) disgorgement of profits;

(2) fines;

(3) letters of reprimand;

(4) suspension or termination of employment; and

(5) such other actions as the Regulatory Compliance Oversight Committee shall determine.

D. All material violations of the Code of Ethics involving Employees with responsibilities relating to the Evergreen Funds or otherwise involving the Evergreen Funds, and any sanctions imposed, shall be reported to the Board of Trustees of the Evergreen Funds. All violations of the Code and any sanctions also shall be reported to the Employee's supervisor, and any regulatory agency requiring such reporting, and shall be filed in the Employee's personnel record.

E. Potential Legal Penalties for Misuse of Inside Information. Violations of the Code may subject the violator to any or all of the following legal penalties, among others, that may be sought by governmental regulators and/or law enforcement agencies:

(1) civil penalties up to three times the profit gained or loss avoided;

(2) disgorgement of profits;

(3) injunctions, including being banned from the securities industry;

(4) criminal penalties up to $1 million; and/or

(5) imprisonment.

V. DEFINITIONS

529 PLAN: A trust created by a state that holds assets for a "qualified tuition plan" as defined in, and pursuant to, Section 529 of the Internal Revenue Code and that issues municipal securities representing interests in the trust.

ACCESS PERSON: Access Person includes: (1) any director of a Covered Company or any officer of a Covered Company with the title of Vice President or above, but excluding any such director or officer excluded in writing by the Code of Ethics Compliance Officer with the approval of the General Counsel; (2) any Investment Person, but excluding any such person excluded in writing by the Code of Ethics Compliance Officer with the approval of the General Counsel; and (3) any Employee of a Covered Company who (a) has access to nonpublic information regarding the purchase or sale of securities by a Client Account or a Covered Company or nonpublic information regarding the portfolio holdings of any Reportable Fund or (b) is involved in making or has access to nonpublic securities recommendations made to Client Accounts. Upon the hiring of a new Employee or of a change in an Employee's job title or responsibilities, the Code of Ethics Compliance Officer will determine whether the Employee is or has become an Access Person under the Code. The Code of Ethics Compliance Officer or his or her designee will notify the Employee.

BENEFICIAL OWNERSHIP: A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of the investment, regardless of the actual owner of record. Securities of which a person may have Beneficial Ownership include, but are not limited to:

(1) securities owned by a spouse, by or for minor children, or by relatives of the person or his or her spouse who live in his or her home, including securities in trusts of which such persons are beneficiaries;

(2) a proportionate interest in securities held by a partnership of which the person is a general partner;

(3) securities for which a person has a right to dividends that are separated or separable from the underlying securities; and

(4) securities that a person has a right to acquire through the exercise or conversion of another security.

CLIENT ACCOUNT: Any account of any person or entity (including an investment company) for which a Covered Company provides investment advisory or investment management services. Client Account does not include brokerage or other accounts not involving investment advisory or management services.

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COMPLIANCE DEPARTMENT: The Compliance Department consists of the Code of Ethics
Compliance Officer, the Chief Compliance Officers of the Covered Companies and the staff reporting to them.

CHIEF COMPLIANCE OFFICER: The Chief Compliance Officer for each Covered Company is set forth below:

COVERED COMPANY                                CHIEF COMPLIANCE OFFICER
---------------                                ------------------------
Evergreen Investment Management Company, LLC   Barbara Lapple - 704/383-6419
J.L. Kaplan Associates, LLC
Evergreen Investment Services, Inc.            Michele Grant - 704/383-2116

CODE OF ETHICS COMPLIANCE OFFICER: Jim Angelos - 617/210-3690

COVERED COMPANY: Includes Evergreen Investment Management Company, LLC, Evergreen Investment Services, Inc. and J.L. Kaplan Associates, LLC.

DERIVATIVE: Every financial arrangement whose value is linked to, or derived from, fluctuations in the prices of stock, bonds, currencies or other assets. Derivatives include but are not limited to futures, forward contracts, options and swaps on interest rates, currencies, and stocks.

DIRECT OR INDIRECT INFLUENCE OR CONTROL: The power on the part of an Employee, his or her spouse or a relative living in his or her home to directly or indirectly influence the selection or disposition of investments.

EMPLOYEE: Any director, officer, or employee of a Covered Company, including temporary or part-time employees and employees on short-term disability or leave of absence, and may include any director, officer or employee of any affiliate of a Covered Company who provides any services to a Covered Company. Independent contractors and their employees providing services to a Covered Company, if designated by the Code of Ethics Compliance Officer, shall be treated as Employees under this Code. Any other person who provides investment advice on behalf of a Covered Company and is subject to the supervision and control of the Covered Company shall also be treated as an Employee under this Code.

EVERGREEN FUNDS: The registered open-end investment companies whose shares are distributed by Evergreen Investment Services, Inc. and the registered closed-end investment companies that are advised by Evergreen Investment Management Company, LLC.

FEDERAL SECURITIES LAWS: The Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act, as amended; any rules adopted by the Securities and Exchange Commission under any of the foregoing statutes; and the Bank Secrecy Act, as amended, as it applies to investment companies registered under the Investment Company Act of 1940, as amended, and investment advisers, and any rules adopted under the Bank Secrecy Act by the Securities and Exchange Commission or the Department of the Treasury.

GENERAL COUNSEL: Michael H. Koonce - 617/210-3663

INSIDE INFORMATION: Information regarding a Security or its issuer that has not yet been effectively communicated to the public through a Securities and Exchange Commission filing or widely distributed news release, and which a reasonable investor would consider important in making an investment decision or which is reasonably likely to impact the trading price of the Security. Inside Information includes, but is not limited to, information about (1) dividend changes, (2) earnings estimates and changes to previously released estimates,
(3) other changes in financial status, (4) proposed mergers or acquisitions, (5) purchases or sales of material amounts of assets, (6) significant new business, products or discoveries or losses of business, (7) litigation or investigations,
(8) liquidity difficulties or (9) management changes.

INVESTMENT PERSON: An Employee who is a portfolio manager, securities analyst, or trader, or who otherwise makes recommendations regarding or effects the purchase or sale of securities by a Client Account.

PERSONAL ACCOUNT: Any holding of Securities constituting Beneficial Ownership, other than a holding of Securities

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previously approved by the Code of Ethics Compliance Officer over which the
Employee has no Direct Influence or Control. A Personal Account is not limited to securities accounts maintained at brokerage firms, but also includes holdings of Securities owned directly by an Employee or held through a retirement plan of Wachovia Corporation or any other employer.

REGULATORY COMPLIANCE OVERSIGHT COMMITTEE: The members of the Regulatory Compliance Oversight Committee are Dennis Ferro, Chris Conkey, Michael Koonce, Doug Munn, Jim Angelos and Barbara Lapple.

REPORTABLE FUND: Reportable Fund means (1) any investment company registered under the Investment Company Act of 1940, as amended, for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of that Act, or (ii) any investment company registered under the Investment Company Act of 1940, as amended, whose investment adviser or principal underwriter controls a Covered Company, is controlled by a Covered Company or is under common control with a Covered Company. For purposes of this definition, "control" has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940, as amended. A list of all Reportable Funds that are not Evergreen Funds (i.e., funds other than Evergreen Funds that are advised or subadvised by a Covered Company or an affiliate of a Covered Company) shall be maintained and made available for reference under "Affiliated Sub-Advised Funds" under the "Code of Ethics" tab in the Compliance Department InSite web page.

SECURITY: Any type of equity or debt instrument and any rights relating thereto, such as derivatives, options, warrants and convertible securities. Unless otherwise noted, Security does not include:

(1) U.S. Government securities (all direct obligations of the U.S. Government and its agencies and instrumentalities (for instance, obligations of GNMA, FHLCC, or FHLBs));

(2) commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, or any other money market instruments;

(3) shares of registered open-end investment companies (i.e., mutual funds) that are not Reportable Funds; and

(4) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies that are not Reportable Funds.

Shares issued by all closed-end funds are included in the definition of Security. For the sake of clarity, a commodity generally is not considered a Security, except that certain derivative instruments (such as, among others, financial futures contracts and options on financial futures contracts) that may be regulated under the Commodity Exchange Act, as amended, may be considered Securities. You should assume that derivative instruments involving securities and financial futures contracts are Securities for purposes of this Code. In addition, investments in 529 Plans are considered Securities for purposes of this Code. If you think a particular instrument should not be covered as a Security under this Code, please consult with the Compliance Department or an attorney in the Evergreen legal department.